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                                                                  EXHIBIT 11.1

                      THE DII GROUP, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                                                FOR THE FIRST QUARTER ENDED
                                                               -----------------------------
                                                               MAR. 30, 1997   MAR. 31, 1996
                                                               -------------   -------------
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PRIMARY EARNINGS PER SHARE:
   Earnings Available for Primary Earnings Per Share:
      Net income                                                  $ 5,077           5,067
                                                                  =======         =======

   Shares Used in Computation:
      Weighted average common shares outstanding                   12,030          11,748
      Common share equivalents outstanding:
         Stock options                                                500             425
         Deferred stock compensation                                   31              --
                                                                  =======         =======
                                                                   12,561          12,173
                                                                  =======         =======

   Primary Earnings Per Share                                     $  0.40            0.42
                                                                  =======         =======



FULLY DILUTED EARNINGS PER SHARE:
   Earnings Available for Fully Diluted Earnings Per Share:
      Net income                                                  $ 5,077           5,067
      Interest expense (net of tax) on 6% convertible
         subordinated notes                                           776             776
      Amortization (net of tax) of debt issuance cost on
         convertible subordinated notes                                65              62
                                                                  -------         -------
   Earnings available for fully diluted earnings per share        $ 5,918           5,905
                                                                  =======         =======

   Shares Used in Computation:
      Weighted average common shares outstanding                   12,030          11,748
      Additional potentially dilutive securities (equivalent in
         common stock):
            Stock options                                             504             586
            Deferred stock compensation                                31              42
            Convertible subordinated notes                          2,300           2,300
                                                                  -------         -------
                                                                   14,865          14,676
                                                                  =======         =======

   Fully Diluted Earnings Per Share                               $  0.40            0.40
                                                                  =======         =======
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